EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated November 14, 2012, with respect to the consolidated financial statements, schedule, and internal control over financial reporting, included in the Annual Report of Concur Technologies, Inc. and subsidiaries on Form 10-K for the year ended September 30, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Concur Technologies, Inc. and subsidiaries on Form S-3 (File No. 333‑172232) and on Form S-8 (File No. 333‑70455; File No. 333-90029; File No. 333-31190; File No. 333-68590; File No. 333‑91146; File No. 333-111523; File No. 333-121278; File No. 333-133094; File No. 333‑141925; and File No. 333-155719).

/s/ GRANT THORNTON LLP

Seattle, Washington
November 14, 2012